Exhibit 99.01

Palisade Bio Reports Year End 2023 Financial Results and Provides Corporate Update

– Rapid advancement of PALI-2108 towards Phase 1 clinical study for the treatment of moderate-to-severe ulcerative colitis; On track to commence Phase 1 before year end

– Formation of Clinical Advisory Board

– Sufficient cash on hand to execute on business plan and achieve significant clinical milestones into 2025

Carlsbad, CA – March 27, 2024 – Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade”, “Palisade Bio” or the “Company”), a pre-clinical biopharmaceutical company focused on developing and advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases, today reported its financial results for the full year 2023 and provided a corporate update.

Recent Highlights

●	The Company formed its Clinical Advisory Board and appointed preeminent Key Opinion Leaders, Bruce Sands, MD, MS and Florian Rieder, MD;
●	The exercise in February 2024, of 3,422,286 previously issued warrants to purchase common stock resulting in gross cash proceeds to the Company of $2.5 million;
●	Presentation of positive preclinical data of its lead asset, PALI-2108 at the 2024 Crohn’s & Colitis Congress; and
●	Giiant Pharma, Inc., the Company’s joint development partner, received the second milestone payment to assist in funding PALI-2108 from the US Crohn’s and Colitis Foundation, through its IBD Ventures program.

“2023 was a transformative year for Palisade Bio as we strategically shifted into the autoimmune, inflammatory, and fibrotic disease space, with the focus on our precision medicine approach in inflammatory bowel disease,” commented J.D. Finley, Chief Executive Officer. “As a result of the progress made by our development team, we are on track to launch the Phase 1 study of PALI-2108 by the end of 2024. We are looking forward to the advancement of our lead program to bring our product candidates into clinical trials and to increase our value for all stakeholders.”

PALI-2108 Development Program

The Company continues to advance its lead program, PALI-2108, for the treatment of moderate-to-severe ulcerative colitis (UC) toward a Phase 1 clinical study. PALI-2108 is an orally administered, locally acting colon-specific phosphodiesterase-4 (PDE4) inhibitor prodrug in development for patients affected by UC.

Upcoming Target Milestones

●	Complete ongoing IND/CTA-enabling tox studies by the end of the second quarter of 2024;
●	Complete nonclinical IND/CTA-enabling activities by the end of the third quarter of 2024;
●	Submit initial IND/CTA prior to the end of 2024; and
●	Initiate Phase 1a/b prior to the end of 2024.

Precision Medicine Approach

Additionally, the Company is in the process of developing a genetic- or biomarker-based precision medicine approach that, if developed, will aid patients and physicians in selecting patients most likely to respond to PDE4 inhibitor therapy with PALI-2108. The Company is working with a strategic collaborator on development and has completed curation of a pipeline including over 1600 UC patients clinical and biomarker data and is in ongoing discussions with potential partners with access to additional patient data to support development of an FDA-approved test. The Company plans to leverage this expertise and infrastructure to fuel a growing pipeline of validated and high-priority autoimmune, inflammatory, and fibrotic disease product candidates.

Summary of Financial Results for the Year Ended December 31, 2023

As of December 31, 2023, the Company had cash, cash equivalents and restricted cash of $12.5 million. The Company believes it has sufficient cash to fund its currently planned operations into the first quarter of 2025.

Net operating loss was $13.1 million for the year ended December 31, 2023 compared to $15.7 million for the year ended December 31, 2022. Included in the net operating loss for the year ended December 31, 2023 was license revenue of $0.3 million, of which there was none in 2022, and restructuring costs of $0.2 million in 2023, compared to restructuring costs of $0.4 million in 2022.

Research and development expenses were $6.9 million for the year ended December 31, 2023, an increase of $0.3 million, or approximately 5% compared to the year ended December 31, 2022. The year-over-year increase is attributable to increased costs associated with the Giiant License Agreement, which we entered into on September 1, 2023, as well an increase in employee-related costs and employee recruiting costs, which were partially offset by a decrease in costs directly related to our development of LB1148, which we ceased in August of 2023.

General and administrative expenses decreased from $8.8 million for the year ended December 31, 2022 to $6.2 million for the year ended December 31, 2023. The decrease of $2.6 million, or 26%, was primarily as a result of cost-saving opportunities implemented by us in the third and fourth quarters of 2022, including those associated with the 2022 Cost-Reduction Plan. General and administrative employee compensation costs for the year ended December 31, 2023 decreased by approximately $1.4 million compared to the year ended December 31, 2022, primarily due to an approximately $0.9 million decrease in salaries and benefits and an approximately $0.5 million decrease in stock-based compensation expense. Other decreases in general and administrative expenses for the year ended December 31, 2023 compared to the year ended December 31, 2022 include: (i) an approximately $0.3 million decrease in professional fees, including accounting and legal fees and financial printing costs, (ii) an approximately $0.3 million decrease in investor and public relations costs and shareholder services costs, (iii) an approximately $0.2 million decrease in consultants and contract labor costs, (iv) an approximately $0.2 million decrease in general and administrative employee recruiting costs, and (v) an approximately $0.2 million decrease in insurance costs.

About Palisade Bio

Palisade Bio is a pre-clinical biopharmaceutical company focused on developing and advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases. The Company believes that by using a targeted approach with its novel therapeutics it will transform the treatment landscape. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the extent of our cash runway; our ability to successfully develop our licensed technologies; estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets, including any potential revenue generated; future regulatory, judicial, and legislative changes or developments in the United States (U.S.) and foreign countries and the impact of these changes; our ability to maintain the Nasdaq listing of our securities; our ability to build a commercial infrastructure in the U.S. and other markets; our ability to compete effectively in a competitive industry; our ability to identify and qualify manufacturers to provide API and manufacture drug product; our ability to enter into commercial supply agreements; the success of competing technologies that are or may become available; our ability to attract and retain key scientific or management personnel; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our ability to obtain funding for our operations; our ability to attract collaborators and strategic partnerships; and the impact of the COVID-19 pandemic or any global event on our business, and operations, and supply. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to advance its nonclinical and clinical programs, the uncertain and time-consuming regulatory approval process; and the Company’s ability to secure additional financing to fund future operations and development of its product candidates. Additional risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024. These forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com

Palisade Bio, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$12,432	$12,383
Prepaid expenses and other current assets	896	2,350
Total current assets	13,328	14,733
Restricted cash	26	26
Property and equipment, net	10	10
Operating lease right-of-use asset	198	300
Other noncurrent assets	490	694
Total assets	$14,052	$15,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$698	$1,759
Accrued liabilities	831	574
Accrued compensation and benefits	778	486
Current portion of operating lease liability	121	105
Insurance financing debt	158	88
Total current liabilities	2,586	3,012
Warrant liability	2	61
Contingent consideration obligation	61	—
Operating lease liability, net of current portion	90	211
Total liabilities	2,739	3,284
Commitments and contingencies
Stockholders’ equity:
Series A Convertible Preferred Stock, $0.01 par value, 7,000,000 shares authorized; 200,000 issued and outstanding at December 31, 2023 and December 31, 2022	2	2
Common stock, $0.01 par value; 280,000,000 shares authorized; 9,270,894 and 2,944,306 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	93	30
Additional paid-in capital	132,724	121,637
Accumulated deficit	(121,506)	(109,190)
Total stockholders’ equity	11,313	12,479
Total liabilities and stockholders’ equity	$14,052	$15,763

Palisade Bio, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
License revenue	$250	$—
Operating expenses:
Research and development	6,893	6,547
General and administrative	6,202	8,764
Restructuring costs	225	410
Total operating expenses	13,320	15,721
Loss from operations	(13,070)	(15,721)
Other income (expense):
Interest expense	(15)	(13)
Other income	785	2,584
Loss on issuance of warrants	—	(1,110)
Total other income, net	770	1,461
Net loss	$(12,300)	$(14,260)

Net loss available to common stockholders	$(12,316)	$(14,548)
Basic and diluted weighted average shares used in computing basic and diluted net loss per common share	6,840,213	880,311
Basic and diluted net loss per common share	$(1.80)	$(16.53)

Palisade Bio, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022

Net loss	$(12,300)	$(14,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4	3
Noncash operating lease expense	102	164
Loss on issuance of warrants	—	1,110
Fair value of contingent consideration obligation	204	—
Change in fair value of warrant liabilities	(59)	(2,426)
Stock-based compensation and related charges	624	1,032
Other	(108)	(233)
Changes in operating assets and liabilities:
Prepaid and other current assets and other noncurrent assets	705	1,027
Accounts payable and accrued liabilities	(492)	399
Accrued compensation	292	(25)
Operating lease liabilities	(105)	(151)
Net cash used in operating activities	(11,133)	(13,360)
Cash flows from investing activities:
Purchases of property and equipment	(4)	(10)
Net cash used in investing activities	(4)	(10)
Cash flows from financing activities:
Payments on insurance financing debt	(391)	(790)
Proceeds from issuance of common stock and warrants	9,419	14,401
Proceeds from the exercise of warrants	2,758	2,274
Payment of equity issuance costs	(617)	(627)
Proceeds from issuance of common stock under Employee Stock Purchase Plan	17	—
Net cash provided by financing activities	11,186	15,258
Net increase in cash, cash equivalents and restricted cash	49	1,888
Cash, cash equivalents and restricted cash, beginning of year	12,409	10,521
Cash, cash equivalents and restricted cash, end of year	$12,458	$12,409
Reconciliation of cash, cash equivalents and restricted cash to the balance sheets:
Cash and cash equivalents	$12,432	$12,383
Restricted cash	26	26
Total cash, cash equivalents and restricted cash	$12,458	$12,409